Exhibit 23.5
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of NxStage Medical, Inc. on Forms S-8 filed on or around February 11, 2008 of our report dated March 31, 2007 on the financial statements of the Medimexico, S. de R.L. de C.V. which is an entity of the Medisystems Group Companies, which is incorporated by reference in Current Report of NxStage Medical, Inc., on Form 8-K/A.

/s/ KIM QUEZADA Y ASOCIADOS, S.C.

February 12, 2008
Tijuana, Mexico